Exhibit 5.1

August 13, 2012

Dryrock Funding LLC
100 S. West Street,
Office 120
Wilmington, Delaware 19801

Re:	Dryrock Issuance Trust
Dryrock Funding LLC (Depositor)
Amendement No. 2 to Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Dryrock Funding LLC, a Delaware limited liability company, in connection with the preparation of Amendment No. 2 to the Registration Statement on Form S-3 (the “Registration Statement”), which has been filed as of August 13, 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the Dryrock Issuance Trust (the “Trust”). Each Series of Notes will be issued pursuant to an Indenture (the “Master Indenture”), as supplemented by an Indenture Supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case between the Trust and U.S. Bank National Association, as Indenture Trustee.

     We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on such examination, and upon consideration of applicable law, we are of the opinion that when the Notes of each Series have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus and prospectus supplement relating thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of

Dryrock Funding LLC
August 13, 2012

the Notes of such Series will be entitled to the benefits of such Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP